Exhibit 10.1

Date:	July 7, 2005

To:	James W. McFarland, Compensation Committee Chairman Ken Budde

From:	Phil Sprick

Subject:	Ken Budde’s compensation

Gentlemen,

As I discussed with you both, Ken Budde’s Employment Agreement contains an error on page A-1, section 1 (see attached). I understand that the intention of the Compensation Committee was for Ken to receive a Base Salary according to the following schedule:

Effective on September 21, 2005: $550,000
Effective on September 21, 2006: $600,000

In order to document this correction, please sign below, and also correct and initial the references on the attached page A-1, section 1.

Thank you,

Phil Sprick
Senior Administrative Officer

I agree to the correction described above.

/s/JAMES W. MCFARLAND	July 7, 2005
James W. McFarland	Date
Compensation Committee Chairman

/s/KENNETH C. BUDDE	July 7, 2005
Kenneth C. Budde	Date